Exhibit 99.1
Berry Petroleum Company News

Berry Petroleum Reports Results for the First Quarter of 2013

Denver, Colorado. - (BUSINESS WIRE) - May 6, 2013 - Berry Petroleum Company (NYSE: BRY) reported net earnings of $32 million, or $0.58 per diluted share, for the first quarter of 2013. After considering items such as derivatives and transaction costs, adjusted net earnings were $37 million, or $0.67 per diluted share. Oil and natural gas revenues were $267 million during the quarter and discretionary cash flow for the quarter totaled $134 million, with net cash provided by operating activities of $92 million. Operating margin was approximately $49 per BOE, supported by sales of our California oil at a $10 average premium to WTI.

Berry's first quarter 2013 production averaged 39,676 BOE/D. The Company's oil mix was 79%, or 31,154 BOE/D in the first quarter up 24% from the first quarter of 2012. Total production for the first quarter of 2013 and fourth quarter of 2012 was as follows:

	First Quarter 2013		Fourth Quarter 2012
Oil (BOE/D)	31,154	79%	30,649	78%
Natural gas (BOE/D)	8,522	21%	8,851	22%
Total (BOE/D)	39,676	100%	39,500	100%

New Steam Floods production increased 11% from the fourth quarter of 2012 to an average of 2,355 BOE/D. The rise in production was a result of continued steam flood response at McKittrick 21Z. In the first quarter, Berry drilled the first seven of the 50 steam injection wells planned at McKittrick during 2013, and the Company anticipates drilling the remaining steam injection wells in the second quarter of 2013. The Company also added an additional steam generator in the first quarter, increasing McKittrick's steam capacity to approximately 25,000 barrels of steam per day.

First quarter Diatomite production rose 7% from fourth quarter levels to an average of 4,115 BOE/D. The Company expects continued focus on increasing the number of active completions to translate into steady production growth. In the first quarter of 2013, the Company added 48 new completions and drilled 17 replacement wells in the Diatomite.

First quarter Permian production averaged 8,105 BOE/D, approximately 2% higher than the fourth quarter of 2012. The Company drilled ten net wells using a three-rig program during the first quarter, and plans to continue at this pace during the second quarter of 2013. While Berry's quarterly production again increased, constraints in the form of higher line pressure, periodic gas plant downtime and ethane rejection have continued as a result of record activity levels in the Permian.

Production from the South Midway properties averaged 13,095 BOE/D in the first quarter, compared with fourth quarter 2012 production of 13,070 BOE/D. In the second quarter of 2013, the Company plans to continue development at Ethel D, where seven producing wells and four steam injection wells are scheduled. Also during the second quarter, the Company plans to drill two horizontal producing wells at Formax, in addition to seven new producing wells and seven recompletions at Placerita.

In the first quarter, the Company's Uinta production averaged 7,305 BOE/D, 3% lower than the fourth quarter of 2012. The Company drilled 19 wells in the first quarter that are commingled in the Wasatch and Green River formations. However, delayed completion activity negatively affected production as the Company worked off field storage which had resulted from refinery turnarounds. In the first quarter, Berry began transporting crude oil via rail to markets outside of Utah to reduce stored oil volume. The Company resumed completion activities in April, and expects to drill an additional 20 wells in the second quarter, when production is expected to return to growth.

In the first quarter, the Company's natural gas assets in the Piceance and East Texas declined 6% sequentially with no capital investment.

Berry Petroleum Company's previously announced merger with Linn Energy is expected to close around the end of the second quarter of 2013. On March 13, 2013, Berry Petroleum and Linn Energy received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed merger. Other closing conditions include the approval of the stockholders of Berry, shareholders of LinnCo, unitholders of LINN Energy, and FERC approval.

Teleconference Call

Berry will not host an earnings conference call. However, Berry expects to file its quarterly report Form 10-Q with the Securities and Exchange Commission within the week.

Non-GAAP Financial Measures

This press release includes discussion of “discretionary cash flow,” “adjusted net earnings,” and “operating margin per BOE,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended. Discretionary cash flow consists of cash provided by operating activities before changes in working capital items. The Company uses discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. Adjusted net earnings consists of net earnings before non-cash derivatives gains (losses), oil and natural gas property impairments and charges related to the extinguishment of debt. The Company believes that adjusted net earnings is useful for evaluating the Company's operational performance from oil and natural gas properties. Operating margin per BOE consists of oil and natural gas revenues less oil and natural gas operating expenses and production taxes divided by the total BOEs produced during the period. The Company uses operating margin per barrel as a measure of profitability and believes it provides useful information to investors because it relates the Company's oil and natural gas revenue and oil and natural gas operating expenses to its total units of production providing a gross margin per unit of production, allowing investors to evaluate how the Company's profitability varies on a per unit basis each period. These measures should not be considered in isolation or as a substitute for their most directly comparable GAAP measures. Other companies calculate non-GAAP measures differently and, therefore, the non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies.

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary Cash Flow ($ millions):

	Three Months Ended
	3/31/2013	12/31/2012
Net cash provided by operating activities	$91.7	$109.8
Net increase in current assets	12.6	10.8
Net decrease in current liabilities, including book overdraft	29.6	5.6
Discretionary cash flow	$133.9	$126.2

Contact: Berry Petroleum Company	Investors and Media
1999 Broadway, Suite 3700	Zach Dailey, 1-303-999-4071
Denver, Colorado 80202	Shawn Canaday, 1-303-999-4000

Internet: www.bry.com	SOURCE: Berry Petroleum Company

Adjusted Net Earnings ($ millions):

Three Months Ended
3/31/2013
Adjusted net earnings	$37.3
After tax adjustments:
Non-cash derivative loss	(1.9)
Dry hole expense	(0.2)
Impairment of oil and natural gas properties	(1.5)
Transaction costs	(1.3)
Net earnings, as reported	$32.4

Operating Margin Per BOE:

	Three Months Ended
	3/31/2013	12/31/2012
Average sales price including cash derivative settlements	$75.95	$72.47
Operating cost—oil and natural gas production	24.13	23.35
Production taxes	3.02	2.57
Operating margin	$48.80	$46.55

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and natural gas production and exploitation company with operations in California, Texas, Utah, and Colorado. The Company uses its web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com.

Safe Harbor Under the “Private Securities Litigation Reform Act of 1995”

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “estimate,” “expect,” “would,” “will,” “target,” “goal,” “potential,” and forms of those words and others indicate forward-looking statements. These statements include but are not limited to forward-looking statements about the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors which could affect actual results are discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	3/31/2013	12/31/2012
REVENUES
Oil and natural gas sales	$266,772	$248,911
Electricity sales	7,589	8,586
Natural gas marketing	2,027	2,253
Gain on sale of assets	23	12
Interest and other income, net	475	307
	276,886	260,069
EXPENSES
Operating costs—oil and natural gas production	86,148	84,862
Operating costs—electricity generation	5,296	5,975
Production taxes	10,784	9,326
Depreciation, depletion & amortization—oil and natural gas production	68,084	67,023
Depreciation, depletion & amortization—electricity generation	394	426
Natural gas marketing	1,878	1,956
General and administrative	22,278	18,293
Interest	24,687	21,690
Dry hole, abandonment, impairment and exploration	962	13,486
Realized and unrealized loss (gain) on derivatives, net	737	(8,306)
Impairment of oil and natural gas properties	2,467	—
	223,715	214,731
Earnings before income taxes	53,171	45,338
Income tax provision	20,737	6,838
Net earnings	$32,434	$38,500

Basic net earnings per share	$0.59	$0.70
Diluted net earnings per share	$0.58	$0.69

Dividends per share	$0.08	$0.08

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	3/31/2013	12/31/2012
ASSETS
Current assets	167,782	157,025
Oil and natural gas properties, (successful efforts basis) buildings and equipment, net	3,177,892	3,128,502
Derivative instruments	17,491	10,891
Other assets	27,468	28,984
	$3,390,633	$3,325,402
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	192,517	286,632
Deferred income taxes	281,925	255,471
Long-term debt	1,756,907	1,665,817
Derivative instruments	—	1,239
Other long-term liabilities	112,478	101,452
Shareholders’ equity	1,046,806	1,014,791
	$3,390,633	$3,325,402

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended
	3/31/2013	12/31/2012
Cash flows from operating activities:
Net earnings	$32,434	$38,499
Depreciation, depletion and amortization	68,478	67,450
Gain on sale of assets	(23)	(12)
Amortization of debt issuance costs and net discount	1,709	1,681
Impairment of oil and natural gas properties	2,467	12
Dry hole and impairment	449	12,430
Derivatives	3,146	(1,375)
Stock-based compensation expense	3,195	2,230
Deferred income taxes	19,648	5,370
Other, net	2,381	(8)
Allowance for bad debt	—	(36)
Change in book overdraft	(232)	(8,793)
Net changes in operating assets and liabilities	(41,954)	(7,624)
Net cash provided by operating activities	91,698	109,824

Cash flows from investing activities:
Development and exploration of oil and natural gas properties	(174,663)	(151,915)
Property acquisitions	(2,897)	(2,608)
Capitalized interest	(1,799)	(3,938)
Proceeds from sale of assets	480	13
Net cash used in investing activities	(178,879)	(158,448)

Net cash provided by financing activities	86,974	48,832

Net (decrease) increase in cash and cash equivalents	(207)	208
Cash and cash equivalents at beginning of period	312	104
Cash and cash equivalents at end of period	$105	$312

OPERATING DATA
(unaudited)

	Three Months Ended
	3/31/2013	12/31/2012	Change
Oil and natural gas:
Heavy oil production (BOE/D)	19,566	19,058
Light oil production (BOE/D)	11,588	11,591
Total oil production (BOE/D)	31,154	30,649
Natural gas production (Mcf/D)	51,132	53,106
Total (BOE/D)	39,676	39,500

Oil and natural gas, per BOE:
Average realized sales price	$75.27	$70.51	7%
Average sales price including cash derivative settlements	75.95	72.47	5%

Oil, per BOE:
Average WTI price	$94.36	$88.23	7%
Price sensitive royalties	(2.81)	(2.65)
Quality differential and other	(1.25)	0.79
Oil derivatives non-cash amortization	0.89	(1.03)
Oil revenue per BOE	$91.19	$85.34	7%
Add: Oil derivatives non-cash amortization	—	1.03
Oil derivative cash settlements	(0.89)	1.57
Average realized oil price	$90.30	$87.94	3%

Natural gas price:
Average Henry Hub price per MMBtu	$3.34	$3.41	(2)%
Conversion to Mcf	0.22	0.24
Natural gas derivatives non-cash amortization	—	—
Location, quality differentials and other	(0.09)	(0.14)
Natural gas revenue per Mcf	$3.47	$3.51	(1)%
Natural gas derivatives non-cash amortization	—	—
Natural gas derivative cash settlements	(0.01)	(0.03)
Average realized natural gas price per Mcf	$3.46	$3.48	(1)%

Operating cost - oil and natural gas production per BOE	$24.13	$23.35	3%
Production taxes per BOE	3.02	2.57
Total operating costs per BOE	$27.15	$25.92	5%

DD&A - oil and natural gas production per BOE	19.07	18.44	3%
General & administrative per BOE	6.24	5.03	24%
Interest expense per BOE	$6.91	$5.97	16%